EXHIBIT 99.2
News Release
Investor Contact: Erik Aldag, (212) 878-1831
Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Announces New $75 Million Share Repurchase Program

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NEW YORK, October 25, 2021 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that its Board of Directors has authorized a new, one-year $75 million share repurchase program, effective immediately. This follows the Company’s completion of its prior one-year $75 million program.

“The new share repurchase authorization demonstrates the Board of Directors’ confidence in our business model and our continued ability to generate strong cash flow,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “Our balanced approach to capital deployment, supported by our strong financial position, gives MTI the flexibility to return capital to shareholders and invest in our global growth initiatives.”

Under the new share repurchase program, shares may be repurchased from time to time in the open market, through Rule 10b5-1 trading plans, or in privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time without prior notice.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.6 billion in 2020. For further information, please visit our website at www.mineralstech.com. (MTI-G)